Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TuHURA BioSciences, Inc., (formerly known as Kintara Therapeutics, Inc., the “Company”) on Form S-8 of our report dated October 7, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Kintara Therapeutics, Inc., as of June 30, 2024 and 2023 and for the years ended June 30, 2024 and 2023 appearing in the Annual Report on Form 10-K of Kintara Therapeutics, Inc. for the year ended June 30, 2024.

/s/ Marcum llp

Marcum llp

San Jose, CA

December 23, 2024